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                                                                    Exhibit 99.1

                                              [METAL MANAGEMENT, INC. LOGO]

                                              METAL MANAGEMENT, INC.
                                              500 N. DEARBORN STREET - SUITE 405
                                              CHICAGO, ILLINOIS 60610
                                              www.mtlm.com
                                              NASDAQ:  MTLM


AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com


FOR IMMEDIATE RELEASE
JUNE 29, 2004


              METAL MANAGEMENT, INC. ANNOUNCES NEW CREDIT AGREEMENT

CHICAGO, IL - JUNE 29, 2004 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, announced that it has entered into a new credit agreement with a consortium of lenders led by LaSalle Bank, N.A. The new credit agreement represents a credit commitment of $200 million with a maturity date of June 28, 2008.

The $200 million credit agreement is a revolving credit and letter of credit facility that will support the Company's working capital requirements and is also available for general corporate purposes. Borrowing costs are based on variable rates tied to the prime rate plus a margin or the London Interbank Offered Rate ("LIBOR") plus a margin. The margin is dependent on the Company's Leverage Ratio as determined for the trailing four fiscal quarters, which as currently measured results in an effective borrowing rate of about 2.8% per annum. Proceeds from the new credit agreement will be utilized to repay the amounts outstanding under the Company's current $110 million revolving credit facility and a $18 million term loan and to provide working capital. The Company will record a one-time pre-tax charge of approximately $2 million in June 2004 associated with the write-off of unamortized financing costs related to the prior senior credit facility.

Daniel W. Dienst, Chairman and Chief Executive Officer said, "We appreciate the enthusiasm of our newly formed bank group as demonstrated in this credit commitment. The new facility is very important to the future growth of the Company as it provides financial flexibility, a foundation of long term debt, a lower effective borrowing rate and substantial excess availability. We anticipate that annual interest expense (including amortization of financing costs) would be lower under the new credit agreement by approximately $1.8 million assuming borrowing levels and prevailing rates at March 31, 2004."


ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.



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The statements in this release regarding anticipated interest costs and expenses constitute forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. With respect to these statements, the Company has made certain assumptions regarding interest costs and expenses. These statements are subject to certain risks including, among others, that the assumptions on which they are based are inaccurate. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.